Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

VERASTEM, INC.

December 19, 2018

Verastem, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Verastem, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 4, 2010. The Certificate of Incorporation was amended and restated on November 1, 2011, was amended on November 15, 2011 and January 10, 2012, and was amended and restated on February 1, 2012.

SECOND: The Certificate of Incorporation, as amended and restated, is hereby further amended by deleting the first sentence of Article FOURTH and replacing it as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 205,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.0001 par value per share (“Preferred Stock”).”

THIRD: That, pursuant to resolution of the Corporation’s board of directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

FOURTH: This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the authorized officer below as of the date hereof.

Chief Executive Officer
By: Name: Title:	/s/ Robert Forrester Robert Forrester President and Chief Executive Officer

[Verastem, Inc. — Amendment to Certificate of Incorporation]